Exhibit 5.1

July 1, 2016

Lennar Corporation

700 N.W. 107th Avenue

Miami, Florida 33172

Re:	Registration Statement on Form S-3, File No. 333-199159

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) of a Prospectus Supplement dated July 1, 2016 (the “Prospectus Supplement) under Registration Statement on Form S-3 File No. 333-199159 (as amended or supplemented, the “Registration Statement”), which was filed with the Commission , and became effective on October 23, 2014, relating to unspecified amounts of various types of securities, including Class A common stock (“Class A Common Stock”), of Lennar Corporation (the “Company”), a Delaware corporation. The Prospectus Supplement relates to up to 1,000,000 shares (the “Shares”) of Class A Common Stock, which may be offered from time to time in transactions on the New York Stock Exchange or privately negotiated transactions.

We have reviewed the resolutions of the Board of Directors of the Company authorizing sales of Shares as described in the Prospectus Supplement and such other documents, and made such examination of law, as we have deemed appropriate to give the opinion set forth below.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and when sold as described in the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to a Current Report on Form 8-K (the “Current Report”) which will be incorporated by reference in the Prospectus Supplement. We consent to the filing of this opinion letter as an exhibit to the Current Report and to its incorporation by reference and the reference to our firm in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP